eMagin Announces Second Quarter 2013  Financial Results

Updates Full Year Revenue Guidance Range

BELLEVUE, Wash. – August 1, 2013 - eMagin Corporation (NYSE MKT: EMAN), the leader in the technology, development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today  announced financial results for the second quarter ended June 30, 2013.

“Our second quarter 2013 results reflect some of the challenges we have continued to face as an R&D provider and high tech manufacturer. Although product  revenue, primarily displays, increased 15 percent for the first half of 2013 versus the first half of 2012,  and total revenues for the first half increased 5.5 percent over the first half of last year,  our overall revenues were lower in the second quarter compared to the year-ago quarter primarily due to lower contract R&D from U.S. government agencies, which have  been impacted by sequestration and other budget-related issues as well as manufacturing challenges including those associated with bringing our new OLED deposition tool up to full operation and the fulfillment of large volume orders with stringent specifications,” said Andrew G. Sculley, President and CEO.

“While we were pleased that almost half of the OLED deposition was accomplished during the second quarter using our new deposition tool and that overall, we have produced more units year to date than in the comparable period last year, neither yield nor output are where we want them to be.  We are continuing to utilize personnel and other resources to further optimize the tool and we remain confident that yield, which is now about equal to our Satella deposition tool, will continue to improve. However, as a result of our efforts to improve the new deposition tool’s yield and output, we experienced higher than anticipated manufacturing costs in the quarter, which impacted our operating performance.”

Mr. Sculley continued, “Strong demand from domestic and international customers, particularly in the military segment, reflects our continued technological leadership in the emerging OLED microdisplay industry. We intend to remain the technology leader in the OLED microdisplay space by offering new generations of super bright, super- efficient microdisplays, including our new OLED-XLS, which is ideally suited to meet  even  the most demanding military applications, and our new,  direct patterning technology, which we view as the next technological step to higher brightness and efficiency.”

Quarterly Results

Revenues for the second quarter were $7.0 million versus $8.6 million for the second quarter of 2012.  The decrease in revenues resulted primarily from $1.2 million less in R&D contract revenue. The Company had one active contract in the second quarter of 2013 as compared to five active contracts in the prior year period. On a sequential basis, the revenues were down approximately $1.6 million from first quarter primarily as a result of lower average price due to the mix of products sold.

Gross margin for the second quarter was 34 percent on gross profit of $2.4 million compared to a gross margin of 53 percent on gross profit of $4.5 million in the same quarter last year.  The cost per display increased from the prior year due to higher manufacturing costs including increased personnel to staff extra shifts, costs associated with the new OLED deposition tool and increased depreciation due to new equipment including the new deposition tool. It is expected that the cost per unit will decrease as the new tool is further optimized and volumes increase.

Operating expenses for the second quarter of 2013 decreased to $3.5 million from $3.6 million in the second quarter of 2012.  Operating expenses are comprised of R&D expenses and selling, general and administrative (SG&A) expenses. SG&A expense decreased 11 percent to $2.1 million compared to $2.3 million in the year-ago quarter. R&D expenses increased 16 percent to $1.5 million from $1.3 million in the same quarter last year.  Some of this increase is due to fewer R&D contracts this year where a portion of the R&D expense would be allocated to the cost of goods for those R&D contracts. The overall change in operating expenses was primarily due to decreased stock and incentive compensation expenses offset by an increase in salary and wage expense.

Net loss for the second quarter of 2013 was $1.0 million or $0.04 per diluted share compared to net income of $577,000 or $0.02 per diluted share for the second quarter of 2012.  EBITDA for the second quarter was negative $0.4 million from a positive $1.6 million last year.  Year to date EBITDA is $0.7 million.

At June 30, 2013, the Company continued to have no debt and had approximately $13.4 million of cash, cash equivalents, and investments in certificates of deposit and corporate bonds, compared to $13.4 million at December 31, 2012.

Recent Corporate Highlights

eMagin’s customer, ITT Exelis Geospatial Systems, was awarded the next program  in the Display Beam  Combiner Assembly (DBCA) for the Spiral Enhanced Night Vision Goggle (SENVG) program  for the U.S. Army. The deliveries to Exelis under the current Enhanced Night Vision Goggle II (ENVG II) program production year 2 were completed in the second quarter. We recently received the award for production year 3.

The Company has been awarded a $3.5 million contract for our VGA display from a new customer to supply a Thermal Weapon Sight program. Initial shipments began in the first quarter of 2013 and will continue at least through May 2014.

R&D contract work continues and good progress is being made on Phase II of the NAVAIR program to complete a 2,000 by 2,000 pixel, very high brightness monochrome and color microdisplays for the US Navy targeted for avionic head mounted displays and high performance portable digital goggle systems. This display is particularly well suited for military avionics and there is interest in head-mounted displays for both helicopter and fixed wing aircraft.  This work could open new doors in commercial and consumer areas.

The new DSVGA display is in qualification and is expected to be released for production in fourth quarter. This display is twice as efficient as our current flagship SVGA product.  Customers are already developing new applications that will take advantage of the DSVGA’s features, including improvements embodied in the Company’s SXGA and WUXGA OLED microdisplays, while adding a digital interface for improved contrast and pixel-to-pixel uniformity. Early samples have been sent to key customers.

eMagin’s new SXGA096 display, scheduled for engineering sample release later this year,  is already being designed into a large soldier program  upgrade expected to go to initial production by the end of 2014.  The compact size of the SXGA096, coupled with the power and luminous efficiency of the OLED- XLS technology, provide users with a capability not found in any other OLED based microdisplays.

Good progress has been made on the viewfinder application of our new XGA product with a large camera manufacturer. The XGA will allow us to enter the camera market with an effective, efficient display that meets requirements, yet is more economical to produce due to its smaller size. The color gamut has been improved to very competitive levels and work on further improvement continues.

eMagin is continuing its work on direct patterning that,  when complete, will result in displays with no color filters that are four to five times more efficient and can be much brighter than microdisplays using the Company’s current color filter technology. This will enable the Company to better meet the needs of customers who have very high brightness requirements. We have ordered a $1.2 million custom tool for direct patterning that is expected to be delivered by Spring 2014.

eMagin has recently announced the development of a new class of displays that are capable of higher luminance, lower operating voltage and lesser power consumption than the existing OLED-XL displays. These displays, called OLED-XLS, are currently available as engineering samples and are expected to be fully qualified by the fourth quarter of 2013.  Compared to our XL technology, the XLS will run at four times the brightness, (1000 nits). The new low voltage display consumes half the power of existing products.

Outlook

Due to the second quarter results, ongoing constraints in U.S. government spending and, to a lesser extent, manufacturing challenges including those associated with the new deposition tool, eMagin is lowering its revenue guidance to a range of $32 million to $35 million from $34 million to $39 million for full year 2013.  The Company still expects that year-over-year revenue growth will be driven by a significant increase in displays shipped, which should more than offset the decline in R&D contract revenue.

Conference Call Information

Full results will be published in the Company's 10-Q report  for the second quarter ended June 30, 2013,  expected to be filed with the Securities and Exchange Commission on or before August 8, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 4:45 p.m. ET. An archive of the webcast will be available one hour after the live call through September 1, 2013.  To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them  with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933,  as amended, and Section 21E of the Securities Exchange Act of 1934,  as amended, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. For example, factors that could cause actual results to vary materially from future results include, but are not limited to: our ability to successfully develop and market  our products to customers; our ability to generate customer demand for our products in our target  markets; the development of our target  markets and market  opportunities; our ability to manufacture suitable products at competitive cost; our ability to successfully launch new equipment on our manufacturing line; market  pricing for our products and for competing products; the extent  of increasing competition; technological developments in our target  markets and the development of alternate, competing technologies in them; and sales of shares by existing shareholders. Although management believes that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, the directors or officers of the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks and changes in facts and circumstances which increase the uncertainty inherent in forward-looking statements. The Company undertakes no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2013	December 31,
	(unaudited)	2012
ASSETS
Current assets:
Cash and cash equivalents	$4,605	$4,385
Investments	8,753	8,520
Accounts receivable, net	4,863	5,154
Inventories, net	3,562	3,223
Prepaid expenses and other current assets	740	653
Total current assets	22,523	21,935
Long-term investments	—	500
Equipment, furniture and leasehold improvements, net	8,222	8,099
Other assets	122	124
Deferred tax asset	8,881	8,881
Total assets	$39,748	$39,539

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$908	$955
Accrued expenses	2,308	2,548
Other current liabilities	374	409
Total current liabilities	3,590	3,912

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2013 and December 31, 2012	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 23,838,156 shares as of June 30, 2013 and 23,674,541 as of December 31, 2012	24	24
Additional paid-in capital	224,910	223,575
Accumulated deficit	(188,313)	(187,509)
Treasury stock, 150,000 shares as of June 30, 2013 and December 31, 2012	(463)	(463)
Total shareholders’ equity	36,158	35,627
Total liabilities and shareholders’ equity	$39,748	$39,539

 eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenue:

Product	$6,773	$7,124	$14,901	$12,954
Contract	255	1,463	630	1,770
Total revenue, net	7,028	8,587	15,531	14,724

Cost of goods sold:

Product	4,437	3,480	8,974	6,782
Contract	200	594	416	748
Total cost of goods sold	4,637	4,074	9,390	7,530

Gross profit	2,391	4,513	6,141	7,194

Operating expenses:

Research and development	1,454	1,258	2,643	2,398
Selling, general and administrative	2,077	2,344	4,317	4,607
Total operating expenses	3,531	3,602	6,960	7,005

(Loss) income from operations	(1,140)	911	(819)	189

Other income (expense):
Interest expense, net	(11)	(5)	(21)	(8)
Other income, net	23	12	36	18
Total other income (expense), net	12	7	15	10
(Loss) income before (benefit from) provision for income taxes	(1,128)	918	(804)	199
(Benefit from) provision for income taxes	(120)	341	—	74

Net (loss) income	$(1,008)	$577	$(804)	$125
Less net income allocated to participating securities	—	140	—	30
Net (loss) income allocated to common shares	$(1,008)	$437	$(804)	$95

(Loss) income per share, basic	$(0.04)	$0.02	$(0.03)	$0.00
(Loss) income per share, diluted	$(0.04)	$0.02	$(0.03)	$0.00

Weighted average number of shares outstanding:

Basic	23,586,413	23,469,777	23,556,743	23,488,475
Diluted	23,586,413	25,167,605	23,556,743	25,344,779

Non-GAAP Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net (loss) income	$(1,008)	$577	$(804)	$125
Severance	-	-	-	(47)
Adjusted net income (loss)	(1,008)	577	(804)	78
Non-cash compensation	458	651	1,078	1,400
Depreciation and amortization expense	221	54	425	111
Interest expense	11	5	21	8
(Benefit from) provision for income taxes	(120)	341	-	74
Adjusted EBITDA	$(438)	$1,628	$720	$1,671

Contacts
eMagin Corporation

Paul Campbell, 425-284-5220 pcampbell@emagin.com